Exhibit 99.1

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini or Brett Suddreth
Halliburton Investor Relations
+1 972 458 8000

Nova Prepares for Start-up of Third Commercial Scale Biodiesel Refinery

ConAgra Trade Group to procure feedstock and market biodiesel production for Scott Petroleum-owned refinery

HOUSTON, TX – August 13, 2007 — Nova Biosource Fuels, Inc. (Amex: NBF) announced today its wholly owned subsidiary, Nova Biofuels Trade Group, has entered into a biodiesel sales agreement with ConAgra Trade Group to market and sell biodiesel fuel and manage logistics for Nova at the 20 million gallon per year biodiesel refinery in Greenville, Mississippi owned by Scott Petroleum Corporation.  Nova has contractual rights to obtain 50 percent of the biodiesel and glycerin production from the refinery at a specified cost.

Scott Petroleum Corporation has made arrangements to procure 50 percent of the refinery’s feedstock from a variety of locally available feedstocks to produce biodiesel.  Additionally, ConAgra Trade Group has agreed with Scott Petroleum to assist in procuring the additional feedstock requirements, primarily animal fats and waste products.

The refinery, which is located on the Mississippi River, is mechanically complete and preparations have begun for commissioning the refinery and fuel terminal.  The plant is scheduled to commence production of biodiesel in September.

“Nova has performed well in the design and construction phases of our refinery,” said Scott Petroleum President Solon Scott, Jr. “We’re looking forward to commissioning Nova’s proprietary technology to convert a variety of feedstocks produced in Mississippi into ASTM quality biodiesel for my customers.”

Nova previously designed and built the 10 million gallon per year biodiesel refinery owned by Clinton County Bio Energy in Clinton, Iowa.  The Clinton County refinery has produced in excess of 4 million gallons of biodiesel from soy oil.  In addition, Nova is in the process of commissioning a 20 million gallon per year biodiesel refinery in Deforest, Wisconsin for Sanimax.  The Sanimax refinery has produced over 2 million gallons of biodiesel from multiple feedstocks, such as corn oil extracted from dried distillers grains, greases with high free fatty acid content levels and various blends of animal fats.  The refinery has processed feedstocks with combined free fatty acid levels of up to 7 percent, which demonstrates the ability of the Nova process technology to use lower cost feedstocks for the production of biodiesel.

Nova anticipates that the 60 million gallon per year biodiesel refinery in Seneca, Illinois will be mechanically complete by the end of 2007 and ready to commence start-up operations.  ConAgra Trade Group has agreed to market the biodiesel fuel and manage logistics for the refinery, which has truck, rail and barge capabilities.  Pictures of the refinery and construction progress can be found at Nova’s Web site www.novabiosource.com.

“The Nova team of professionals are extremely passionate about our proprietary technology, which is quickly being recognized as the biodiesel industry leader,” said Kenneth T. Hern, Chairman and CEO of Nova Biosource Fuels. “Our ability to leverage low-cost feedstock, using a high-quality, efficient process with prearranged distribution resources positions us for excellent growth.”

About Scott Petroleum, Inc.

Scott Petroleum Corporation is a regional marketer of petroleum products and a producer of  20 million gallon/year of biodiesel through its refinery in Greenville, Mississippi.  Scott Petroleum serves Central and Northern Mississippi, Southeast Arkansas, and Northwest Louisiana.  More information on Scott Petroleum Corporation can be found at www.scottpetroleuminc.com.

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products. Nova is currently focused on the construction and operation of three owned biodiesel refineries with combined production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations.  These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.  Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-QSB for the period ended April 30, 2007, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows.  If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.